INVESTOR PRESENTATION


Guaranty
Bank & Trust

NASDAQ: GNTY
2nd QUARTER 2022

SAFE HARBOR STATEMENT

ABOUT GUARANTY BANCSHARES, INC.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2022, Guaranty Bancshares, Inc. had total assets of $3.28 billion, total loans of $2.14 billion and total deposits of $2.78 billion. Visit www.gnty.com for more information.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NON-GAAP FINANCIAL MEASURES

Guaranty reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures used in managing its business may provide meaningful information about underlying trends in its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Guaranty's reported results prepared in accordance with GAAP. Please see "Reconciliation of Non-GAAP Measures" at the end of this presentation for a reconciliation to the nearest GAAP financial measure.

SAFE HARBOR STATEMENT

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruptions; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this presentation, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Guaranty Bancshares, Inc.

QUARTERLY HIGHLIGHTS

Ty Abston
CEO and Chairman of the Board

Cappy Payne
SR EVP and Company CFO

Shalene Jacobson
EVP and Bank CFO

Q2 2022 – QUARTERLY HIGHLIGHTS

SOLID BALANCE SHEET	• Total assets were $3.28 billion at Jun 30, 2022, compared to $3.09 billion at Dec 31, 2021 • Total gross loans were $2.14 billion at Jun 30, 2022, compared to $1.91 billion at Dec 31, 2021 • Gross loans, excluding PPP and warehouse loans, increased by $139.9 million (7.1%) during the quarter • Total deposits were $2.78 billion at Jun 30, 2022 compared to $2.67 billion at Dec 31, 2021 • Total equity was $282.8 million at Jun 30, 2022 compared to $302.2 million at Dec 31, 2021, with the decrease primarily due to lower fair market value of AFS securities within AOCI and repurchase of stock • Repurchased 175,181 shares of GNTY stock at an average price per share of $35.16 in 2Q22 • Paid cash dividend of $0.22 per common share in 2Q22 and 1Q22, compared to $0.20 in 4Q21
STRONG NET & CORE EARNINGS, NIM	• Net earnings of $10.8 million, ROAA of 1.35% and ROAE of 14.85% • Net core earnings* of $12.8 million, core ROAA* of 1.61% and core ROAE* of 17.65% • Net earnings of $0.90 basic earnings per share ("EPS"), net core earnings of $1.07 basic EPS* • Net interest margin (FTE), ex-PPP*, was 3.56% in 2Q22, compared to 3.30% in 1Q22 • Loan yield, ex-PPP*, was 4.70% in 2Q22, compared to 4.59% in 1Q22 • Cost of total deposits was 0.23% in 2Q22, compared to 0.18% in 1Q22
NON-INTEREST INCOME AND EXPENSE	• Non-interest income decreased by $398,000, or 6.1%, from prior quarter, driven primarily by a one-time net gain on termination of interest rate swaps of $685,000 in 1Q22 that was not present in 2Q22 and offset by an increase in merchant and debit card fees of $449,000 from the prior quarter • Non-interest expense increased $616,000, or 3.2%, from 1Q22, due primarily to increases in employee salaries and benefits, occupancy expense, software and technology, debit card expense and other non-interest expense • Efficiency ratio of 59.80%. Excluding the effects of PPP, 60.60%*

*Non-GAAP financial metrics. Calculations of these metrics and reconciliations to GAAP are included in the Reconciliation of Non-GAAP Financial Measures pages at the end of this presentation.

Q2 2022 – QUARTERLY HIGHLIGHTS

SOLID LOAN PORTFOLIO & CREDIT QUALITY

- The Texas economy is doing well and loan demand remains strong
- Loan yield is trending upward. Average loan yield, ex-PPP*, for the quarter is 4.70% compared to 4.59% for 1Q22
- $267.8 million of our loan portfolio is fully floating and $1.11 billion are adjustable rate term loans. If rates increase by 75 basis points in the July FOMC meeting, $322.7 million will reprice in July. If rates increase by 75bps in July, 50bps in Sept and 25 basis points in both the Nov and Dec meetings, approximately $453.6 million, will reprice at a higher rate by Dec. 31, 2022
- Non-performing assets to total assets were 0.30% in 2Q22, compared to 0.08% in 1Q22
- Non-performing assets to total loans were 0.46%, compared to 0.13% in 1Q22
- Net charge-offs were $99,000, compared to $87,000 in 1Q22
- Net charge-offs to average loans were 0.02% in both 2Q22 and 1Q22

ACL

- No provision for credit losses in 2Q22, compared to a reverse provision for credit losses of $1.25 million during 1Q22.
- Fully unwound COVID-specific qualitative factors in 1Q22. Adjusted other Q-factors to reflect conditions more similar to pre-COVID economic environment.
- Allowance for credit losses (ACL) coverage is 1.36% of total loans at Jun 30, 2022, compared to 1.59% at Dec 31, 2021

*Non-GAAP financial metrics. Calculations of these metrics and reconciliations to GAAP are included in the Reconciliation of Non-GAAP Financial Measures pages at the end of this presentation.

Guaranty Bancshares, Inc.

Q & A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended				
	2022		2021		
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Net earnings attributable to Guaranty Bancshares, Inc.	$ 10,784	$ 10,738	$ 9,159	$ 9,253	$ 10,432
Adjustments:					
Provision for credit losses	—	(1,250)	—	(700)	(1,000)
Income tax provision	2,472	2,235	1,923	2,179	2,312
PPP loans, including fees	(436)	(783)	(958)	(1,005)	(1,954)
Net core earnings attributable to Guaranty Bancshares, Inc.	**$ 12,820**	**$ 10,940**	**$ 10,124**	**$ 9,727**	**$ 9,790**
Weighted-average common shares outstanding, basic	**11,968,227**	**12,109,074**	**12,097,100**	**12,067,769**	**12,056,550**
Earnings per common share, basic	$ 0.90	$ 0.89	$ 0.76	$ 0.77	$ 0.87
Net core earnings per common share, basic	**1.07**	**0.90**	**0.84**	**0.81**	**0.81**

Net Core Earnings to Average Assets, as Adjusted (“Core ROAA”), and Average Equity (“Core ROAE”)

	Quarter Ended				
	2022		2021		
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Net core earnings attributable to Guaranty Bancshares, Inc.	$ 12,820	$ 10,940	$ 10,124	$ 9,727	$ 9,790
Total average assets	**$ 3,209,440**	**$ 3,146,339**	**$ 3,021,079**	**$ 2,953,181**	**$ 2,938,944**
Adjustments:					
PPP loan average balance	**(8,885)**	**(36,720)**	**(61,062)**	**(107,931)**	**(155,417)**
Total average assets, adjusted	$ 3,200,555	$ 3,109,619	$ 2,960,017	$ 2,845,250	$ 2,783,527
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	**1.61%**	**1.43%**	**1.36%**	**1.36%**	**1.41%**
Total average equity	$ 291,312	$ 301,579	$ 301,398	$ 295,076	$ 285,803
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	**17.65%**	**14.71%**	**13.33%**	**13.08%**	**13.74%**

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Cost of Total Deposits

(dollars in thousands)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021
Total average interest-bearing deposits	$ 1,694,363	$ 1,710,157	$ 1,622,607
Adjustments:			
Noninterest-bearing deposits	1,090,288	1,027,429	988,676
Total average deposits	$ 2,784,651	$ 2,737,586	$ 2,611,283
Total deposit-related interest expense	$ 1,623	$ 1,242	$ 1,207
Average cost of interest-bearing deposits	0.38%	0.29%	0.30%
Average cost of total deposits (cost of funds)	0.23	0.18	0.18

Loan Yield, Net of PPP Effects

	Quarter Ended June 30, 2022			Quarter Ended March 31, 2022		
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$ 2,068,379	$ 24,587	4.77%	$ 1,937,000	$ 22,272	4.66%
Adjustments:						
PPP loans average balance and net fees	(8,885)	(436)	19.68	(36,720)	(783)	8.65
Total loans, net of PPP effects	**$ 2,059,494**	**$ 24,151**	**4.70%**	**$ 1,900,280**	**$ 21,489**	**4.59%**
Effect of removing PPP loans on loan yield			(0.07%)			(0.07%)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021	Quarter Ended June 30, 2021
Net interest income	$ 26,851	$ 24,323	$ 24,020	$ 23,477
Adjustments:				
PPP-related interest income	(21)	(89)	(154)	(385)
PPP-related net origination fees	(415)	(694)	(804)	(1,362)
Net interest income, net of PPP effects	$ 26,415	$ 23,540	$ 23,062	$ 21,730
Total average interest-earning assets	$ 3,020,390	$ 2,963,030	$ 2,844,147	$ 2,769,054
Total average interest-earning assets, net of PPP effects	3,011,505	2,926,310	2,783,085	2,613,637
Net interest margin [(1)]	3.57%	3.33%	3.35%	3.40%
Net interest margin, net of PPP effects [(2)]	3.52	3.26	3.29	3.33
Net interest income	$ 26,851	$ 24,323	$ 24,020	$ 23,477
Interest income tax adjustments	299	301	277	269
Net interest income, fully taxable equivalent ("FTE")	$ 27,150	$ 24,624	$ 24,297	$ 23,746
Net interest income, FTE, net of PPP effects	26,714	23,841	23,339	21,999
Net interest margin, FTE [(3)]	3.61%	3.37%	3.39%	3.44%
Net interest margin, FTE, net of PPP effects [(4)]	3.56	3.30	3.33	3.38

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021
Total noninterest expense	$ 19,694	$ 19,079	$ 17,703
Adjustments:			
PPP-related deferred costs	—	—	207
Total noninterest expense, net of PPP effects	$ 19,694	$ 19,079	$ 17,910
Net interest income	26,851	24,323	23,477
Net interest income, net of PPP effects	26,415	23,540	21,730
Total noninterest income	$ 6,081	$ 6,479	$ 5,970
Securities gains (losses)	—	—	—
Noninterest income, as adjusted	$ 6,081	$ 6,479	$ 5,970
Efficiency ratio[(1)]	59.80%	61.94%	60.12%
Efficiency ratio, net of PPP effects[(2)]	60.60	63.56	64.66

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.